Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Anavex Life Sciences Corp.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-218292, No. 333-207600 and No. 333-232550) and Form S-8 (No. 333-219934) of Anavex Life Sciences Corp. and subsidiaries of our reports dated December 16, 2019 relating to the consolidated financial statements, and the effectiveness of Anavex Life Sciences Corp.’s internal control over financial reporting, which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of Anavex Life Sciences Corp.’s internal control over financial reporting as of September 30, 2019.

/S/ BDO USA, LLP

New York, New York

December 16, 2019